Exhibit 21.1
Starz
Subsidiary List
as of December 31, 2015

NAME	Domicile
Starz	DE
Starz, LLC	DE
Aries Pictures LLC	CO
Chalk Line Productions, LLC	DE
Namor Productions, LLC	DE
SEG Investments, LLC	DE
Starz Canada Holdco, LLC	DE
Starz Entertainment, LLC	CO
Starz Finance Corp.	DE
Starz Independent, LLC	DE
Starz Ballet Productions, LLC	DE
Starz Evil Dead New Zealand Limited	NZ
Starz Evil Productions, LLC	DE
Starz Pirates Productions, LLC	DE
Starz Power Productions, LLC	DE
Starz Remorse Productions LLC	DE
Starz Media Group, LLC	DE
Starz Media, LLC	DE
Anchor Bay Entertainment, LLC	DE
Anchor Bay Entertainment Canada Co.	Nova Scotia
Overture Films, LLC	DE